Exhibit 10.51

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), is entered into effective as of October 4, 2021 (“Effective Date”), by and between Cibus Global, LLC, a Delaware limited liability company (the “Company”) and Rory B. Riggs (“Executive”).

1.	POSITION, RESPONSIBILITIES, AND TERM

1.1 Position. Executive is employed by the Company to render services to the Company in the position of Chief Executive Officer. Executive shall perform such duties, responsibilities and authority as are normally related to such position (“Services”) in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company’s Board of Directors (“Board”). Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion. Executive will devote the necessary time and attention to the performance of Executive’s duties hereunder. Executive will perform the Services in New York, New York. Executive remains Chairperson of the Board and shall continue in that position without additional compensation so long as Executive serves as Chief Executive Officer of the Company.

1.2 Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement: (i) be employed elsewhere; (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company; or (iii) acquire any interest of any type in any other business which is in competition with the Company, provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring solely as an investment up to five percent (5%) of the outstanding equity interests of any publicly-held company. Executive will be permitted to continue Executive’s existing service and activities for the entities listed on Exhibit “A”, as well as other business, professional or activities that do not interfere with Executive’s duties, subject to the reasonable prior consent of the Board.

1.3 No Conflict. Executive represents and warrants that Executive’s execution of this Agreement and performance of Services under this Agreement will not violate any obligations Executive may have to any other employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to becoming an employee of the Company.

1.4 Term of Employment. The initial term of this Agreement shall be for a term as follows: (i) the later of one (1) year after the Effective Date of this Agreement or one (1) year after the Company becomes a public company with its shares listed on a major exchange (herein “Public Status”) (“Initial Term”); or (ii) the date upon which Executive’s employment is terminated in accordance with Section 3. This Agreement shall be automatically renewed for additional one (1) year terms (each an “Extension Term”) upon the expiration of the Initial Term and each Extension Term, unless either party gives the other party a written notice of termination not less than sixty (60) days prior to the date of expiration of the Initial Term or any Extension Term (together, the Initial Term and all Extension Terms are referred to herein as the “Term”). If the Agreement is terminated upon notice and the expiration of the Initial Term or an Extension Term, the Company shall pay to Executive all compensation to which Executive is entitled up through the effective date of termination according to its normal payroll practices, and the Company shall not have any further obligations under this Agreement.

2.	COMPENSATION AND BENEFITS

2.1 Base Salary. In consideration of the Services to be rendered under this Agreement, the Company shall pay Executive a gross salary at the rate of Five Hundred Thousand Dollars ($500,000) per year, less all applicable withholdings, which shall accrue as of the Effective Date and be payable commencing upon the Company’ achieving Public Status (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s normal payroll practices. The accrued portion of the Base Salary shall be paid equally over six (6) months following the Public Status, subject to the applicable withholdings. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

2.2 Annual Bonus. In further consideration of the Services to be rendered under this Agreement upon the Company achieving Public Status, Executive shall be eligible to receive an annual bonus in the discretion of the Board (“Annual Bonus”). Any Annual Bonus awarded to Executive will be paid within two-and-one-half (2 1/2) months of the end of the year in which it was earned. Executive must remain employed with the Company through the end of the calendar year at issue in order to be eligible to receive the Annual Bonus.

2.3 Equity Incentive. In further consideration of the Services to be rendered under this Agreement, Executive shall receive an equity incentive in the form of 7,533,976 non-voting Restricted Common Units of the Company (the “Restricted Units”), pursuant to the Company’s standard Restricted Unit Purchase Agreement and subject to the terms of the Amended and Restated 2016 Restricted Unit Plan and related documents adopted by the Board. The Restricted Units shall have a threshold value per Common Share equal to (US) $1 .25 and shall vest (released from restriction) as follows:

2.3.1. Public Status: 3,766,988 of the Restricted Units will vest upon the Company achieving Public Status; and

2.3.2. 941,747 Restricted Units shall vest at the one-year anniversary of the Company achieving Public Status and the remaining 2,825,241 Restricted Units shall vest monthly over thirty-six (36) months commencing with the last day of the 13th month following the Company achieving Public Status. If Executive is no longer Chief Executive Officer for any reason, but remains on the Board of the Company, the Restricted Units will continue vesting in accordance with the foregoing terms, so long as Executive remains a director of the Company. In such event, Executive shall receive no other equity compensation as a director for so long as the Restricted Units remain vesting.

2.4 Employment Benefits Plans. In further consideration of the Services to be rendered under this Agreement, Executive will be entitled to participate in pension, profit sharing and other retirement plans, incentive compensation plans, group health, hospitalization and disability or other insurance plans, and other employee welfare benefit plans generally made available to other similarly-situated employees of the Company, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

2.5 Vacation. Executive shall be eligible to receive paid vacation subject to the policies and procedure in the Company’s Employee Handbook, as may be amended from time to time in the Company’s sole discretion.

2.6 Expenses. The Company will pay or reimburse Executive for all normal and reasonable travel and entertainment expenses incurred by Executive in connection with Executive’s responsibilities to the Company upon submission of proper vouchers and documentation in accordance with the Company’s expense reimbursement policy.

2.7 Office. Upon the Company achieving Public Status, Executive shall be entitled to an office in New York, New York, as well as an executive assistant working from such office, both paid for by the Company.

2.8 Subsidiary. Cibus US,LLC. Executive acknowledges that Base Salary, bonus and employee benefits will be paid and provided through the Company’s wholly-owned subsidiary, Cibus US, LLC.

3.	AT-WILL EMPLOYMENT

The employment of Executive shall be “at-will” at all times. The Company or Executive may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Following the termination of Executive’s employment, the Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination. Thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Section 4.

4.	COMPANY TERMINATION OBLIGATIONS

4.1 Termination by Company for Cause. Where the Company terminates Executive’s employment for Cause, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3. For purposes of this Agreement, “Cause” shall mean: (i) Executive engages in a material act of misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (ii) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (iii) Executive breaches this Agreement; (iv) Executive refuses to implement or follow a lawful policy or directive of the Company; (v) Executive engages in misfeasance or malfeasance demonstrated by Executive’s failure to perform Executive’s job duties diligently and/or professionally; or (vi) Executive violates a Company policy or procedure which is materially injurious to the Company, including violation of the Company’s policy concerning sexual harassment, discrimination or retaliation.

4.2 Termination by Company without Cause. Where the Company terminates Executive’s employment without Cause, and Executive’s employment is not terminated due to death or Disability (as defined below), Executive will be eligible to receive: (i) continued payment of Base Salary through the date of termination; and (ii) if Executive qualifies for and timely completes all documentation necessary to continue health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay to the insurance carriers as and when due the applicable COBRA premium for Executive and Executive’s dependents for up to the Severance Period; however, that the Company’s obligation to pay the COBRA premium for Executive and Executive’s dependents for up to the Severance Period; however, that the Company’s obligation to pay the COBRA premium shall cease immediately if: (x) the Company determines that it cannot pay the COBRA premium on behalf o Executive without violating applicable law (including without limitation, Section 2716 of the Public Health Services Act), (y) Executive or Executive’s eligible dependents cease to be eligible or COBRA coverage , or (z) Executive obtains subsequent employment through which Executive is eligible to obtain substantially equivalent or better health insurance (“Severance Benefits”). Executive shall immediately provide written notice to the Company’s Board when Executive becomes eligible for such health insurance. Executive acknowledges that nothing in this Section 4(b) shall prohibit the Company from changing, withdrawing, or in any way modifying its group health plans, and nothing herein shall be construed as a guarantee of payment of any particular claim submitted by Executive or qualified beneficiaries to such plans. The COBRA premium paid by the Company shall be treated as taxable compensation to Executive, with applicable withholdings taken from the Severance Payments, if and to the extent necessary to limit or fix any violation of Section 105(h) of the Internal Revenue Code of 1986, as amended, and applicable guidance promulgated thereunder (the “Code”).

4.3 Termination Due to Disability. Executive’s employment shall terminate automatically if Executive becomes Disabled. Executive shall be deemed Disabled if Executive is unable for medical reasons to perform Executive’s essential job duties for either ninety (90) consecutive calendar days or one hundred twenty (120) business day in a twelve (12) month period and, within thirty (30) days after a notice of termination is given to Executive, Executive has not returned to work. If Executive’s employment is terminated by the Company due to Executive’s Disability, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

4.4 Termination Due to Death. Executive’s employment shall terminate automatically upon Executive’s death. If Executive’s employment is terminated due to Executive’s death, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

4.5 Executive’s Resignation. Executive may resign Executive’s employment at any time during the Term of this Agreement pursuant to Section 3, and thereafter, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

5.	EXECUTIVE TERMINATION OBLIGATIONS

5.1 Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’ employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

5.2 Cooperation. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

5.3 Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 6 and 7 herein (including Exhibit B) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

6.	INVENTIONS AND PROPRIETARY INFORMATION

Executive agrees to sign and be bound by the terms of the Proprietary Information and Inventions Agreement, which is attached as Exhibit B (“Proprietary Information Agreement”).

7.	ARBITRATION

The Company and Executive agree that any and all disputes or controversies between them of any nature, including, but not limited to, any arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in New York, New York, in accordance with the Judicial Arbitration and Mediation Service/Endispute, Inc. (“JAMS”) rules for employment disputes then in effect (the “Rules”). The Company will pay for the fees and costs of the arbitrator to the extent required by law. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall apply Delaware law to the merits of any dispute or claim. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in New York, New York for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS AGAINST THE COMPANY, INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH HIS EMPLOYMENT OR TERMINATION THEREOF, OR THE INTERPRETATION,

VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

8.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by the Company’s Board. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.	ASSIGNMENT; BINDING EFFECT

9.1 Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

9.2 Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Cibus Global, LLC (attn.: Head of HR)

6455 Nancy Ridge Dr.

San Diego, CA 92067

Executive’s Notice Address:

One Liberty Plaza, 46th Floor

New York, NY 100006

11.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12.	TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

13.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

14.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this Agreement, including, but not limited to, Exhibit B, shall survive the termination of employment and the termination of this Agreement.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument. To the maximum extent permitted by law or any applicable governmental authority, any document may be signed and transmitted by PDF or facsimile with the same validity as if it were an ink-signed document.

17.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information Agreement attached as Exhibit B, and any applicable employee stock option plan and Company stock option agreement). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

19.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

‘‘COMPANY’’:		“EXECUTIVE”:

CIBUS GLOBAL, LLC

By:	/s/ Mark Finn	/s/ Rory B. Riggs
	Mark Finn, Lead Director	RORY B. RIGGS

EXHIBIT A

PERMITTED ACTIVITIES

Syntax, LLC

Locus Analytics, LLC

A-1

EXHIBIT B

PROPRIETARY INFORMATION AGREEMENT

CIBUS GLOBAL, LTD.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

STATEMENT REGARDING

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Attached to this statement is your Employee Proprietary Information and Inventions Agreement (the “Agreement”) with Cibus Global, Ltd., a company organized under the laws of the British Virgin Islands (the “Company”).

Please take the time to review the Agreement carefully. It contains material restrictions on your right to disclose or use, during or after your employment, certain information and technology learned or developed by you (either alone or jointly with others) during your employment, as well as other important restrictions. The Company considers this Agreement to be very important to the protection of its business.

If you have any questions concerning the Agreement, you may wish to consult an attorney. Managers, legal counsel and others in the Company are not authorized to give you legal advice concerning the Agreement.

If you have read and understand the Agreement, and if you agree to its terms and conditions, please return a fully executed copy of it to the Company, retaining one copy for yourself.

REVIEWED AND UNDERSTOOD:

By:	/s/ Rory Riggs
Name:	Rory Riggs
Date:	Oct. 4, 2021

1. This Employee Proprietary Information And Inventions Agreement (this “Agreement”) is made and entered into between Cibus Global, Ltd., a British Virgin Islands corporation (the “Company”) and me, and I hereby agree to certain restrictions placed by the Company on my use and development of information and technology of the Company and other restrictions set forth herein, as more fully set out below, and agree that this Agreement is effective as of the first date it is executed by me (the “Effective Date”). Nothing in this Agreement is intended to prohibit me from providing information to a governmental agency (Federal, State, or local) in support of my good faith and reasonable belief that the Company has violated applicable governing law.

2. At-Will Employment. I acknowledge that the Company is an “at-will” employer and that nothing in this agreement shall be construed to imply that the term of my employment is of any definite duration. Unless specifically provided differently in a separate written agreement signed by the Company and me, my employment with the Company is at-will, and can be terminated at any time, with or without notice and with or without cause, by the Company or by me.

3. Employment Duties. I agree to devote my full work time and best efforts to the Company, and to perform such duties and services as may be reasonably assigned to me from time to time by the Company, including exercising my creative and inventive faculties for the benefit of the Company. I agree to perform duties reasonably assigned to me from time to time by the Company in accordance with any reasonable rules and regulations promulgated by the Company. I agree to adhere to all work rules, personnel policies, ethics and customs that may be established or modified by the Company from time to time and to avoid any and all acts that might injure the Company. This Agreement and each of its parts will continue in force and effect even in the event that my duties, title, and/or location of work for the Company change after the Effective Date, and any such change or changes shall not terminate or invalidate this Agreement or any of its parts or affect or impair the validity or enforceability of this Agreement or any of its parts.

4. Consideration. [The Company is in the business of developing non-transgenic breeding technologies.]1 I desire to perform services for the Company in a position that will: (i) allow me to obtain “Proprietary Information” (as that term is defined in Section 5(a), below) which the Company will provide; (ii) require specialized training in the design, use, and operation of the Company’s products and services; (iii) cause me to develop contacts and relationships with third parties, including, but not limited to, the Company’s referral sources, potential referral sources, customers, potential customers, and other employees of those third parties; and (iv) require me to perform services for the Company of a unique and special nature. Accordingly, I enter into this Agreement and agree to the covenants contained in this Agreement in consideration for one or more of the following, which I acknowledge is sufficient consideration for my promises in and performance under this Agreement: (i) the Company’s employment, or continued employment, of me and the benefits associated with that employment; (ii) the Company’s promise to provide me with Proprietary Information; (iii) the Company’s actual provision to me of Proprietary Information; (iv) the Company’s promise to provide me with specialized training; (v) the Company’s actual provision to me of specialized training; (vi) the Company’s promise to provide me access to the Company’s business relationships with the Company’s referral sources,

[1]	Please expand as appropriate.

potential referral sources, customers, potential customers, and employees of the same, including access to the Company’s goodwill with those “Persons” (as that term is defined in Section 4(a), below); (vii) the Company’s actual provision to me of access to such relationships and goodwill; (viii) the Company’s obligations to me in this Agreement; and/or (ix) such other valuable consideration that I acknowledge is sufficient consideration for my promises in and performance under this Agreement.

(a) Person. As used in this Agreement, the term “Person” means and refers to an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust, or any other entity or organization.

5. Proprietary Information.

(a) Proprietary Information Defined. I understand that the term “Proprietary Information” in this Agreement means any and all “Creations” (as that term is defined in Section 8(b), below) and all other information trade secrets, know-how, knowledge, data, ideas and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the Company’s past, present, planned, or foreseeable business including, without limitation, any Person or entity owned by, controlled by, or affiliated with the Company or to any other Person or entity to whom or which any of the foregoing owes a duty of confidentiality.

(b) Proprietary Information Character. Proprietary Information may be stamped or otherwise marked “Confidential,” “Proprietary,” or with some similar designation. If, however any information or material is not so marked and it meets the definition of “Proprietary Information” set forth in Section 5(a), above, it is still Proprietary Information. If I am uncertain as to whether particular information or materials are Proprietary Information, I will request the Company’s written opinion as to their status. I understand that Proprietary Information does not include any information, idea or material that: (i) is or becomes publicly known through lawful means and without breach of this Agreement by me; (ii) was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information, ideas or materials (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company. Any information, idea or material will not be considered to be publicly known or in the public domain merely because it is embraced by more general information in my prior possession or the possession of others, or merely because it is expressed in public literature in general terms. Proprietary Information also does not include my general knowledge and skill obtained during the course of my employment.

(c) Information Generation. I acknowledge that all information generated, received or maintained by or for me on the premises or equipment of Company (including, without limitation, on computer systems and electronic or voice mail systems) is Proprietary Information and the sole property of the Company, and I hereby waive any property or privacy rights I may have with respect to such information.

(d) Receipt of Proprietary Information. To perform the duties of employment, I will require Proprietary Information and specialized training; therefore, the Company promises and agrees that it will provide me with one or more of the following: (i) specialized training (which may include, without limitation, self-study materials and course work, classroom training, on-the-job training, and other forms of training); (ii) access to the Company’s business relationships with the Company’s referral sources, potential referral sources, customers, potential customers, and employees of the same (including the Company’s goodwill with those Persons); or (iii) Proprietary Information.

6. Restrictions on Proprietary Information.

(a) Restrictions on Use and Disclosure. In exchange for the consideration set forth herein, I will not, during my employment with the Company or at any time after the termination of my employment with the Company, use or reproduce any Proprietary Information, except in the course of performing my duties as an employee of the Company or as required by law. I also will not disclose or deliver, directly or indirectly, any Proprietary Information to any Person, except in the course of performing my duties as an employee of the Company and with the Company’s consent or as required by law. I will use my best efforts to prevent the unauthorized reproduction, disclosure or use of Proprietary Information by others.

(b) Location. I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a current “need to know.” I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that “need to know” no longer exists. I agree to not remove Proprietary Information from the Company’s premises except as required in the course of my employment with the Company.

(c) Third Party Information. I recognize that the Company has received and will receive Proprietary Information from third parties to whom or which the Company owes a duty of confidentiality. In addition to the restrictions set forth in this Section 6, I will not use, reproduce, disclose or deliver such Proprietary Information except as permitted by the Company’s agreement with such third party.

7. Protection of Personal Information. During my employment with the Company and thereafter, I shall hold “Personal Information” (as that term is defined in Section 7(a), below) in the strictest confidence and shall not disclose or use Personal Information about other individuals, except in connection with my work for the Company, or unless expressly authorized in writing by an authorized representative of the Company. I understand that there are laws in the United States and other countries that protect Personal Information, and that I must not use Personal Information about other individuals other than for the purposes for which it was originally used or make any disclosures of other individuals’ Personal Information to any third party or from one country to another without prior approval of an authorized representative of the Company. I understand that nothing in this Agreement prevents me from discussing my wages or other terms and conditions of my employment with coworkers or others, unless such discussion would be for the purpose of engaging in unfair competition or other unlawful conduct.

(a) Definition of Personal Information. As used in this Agreement, “Personal Information” means and refers to personally identifiable information about employees, independent contractors, clients or third party individuals, including names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health or medical information, or other information entrusted to the Company.

8. Creations.

(a) Assignment. I hereby assign and transfer, and agree to assign and transfer, to the Company, without additional compensation, my entire right, title and interest (including, without limitation, all “Intellectual Property Rights” (as that term is defined in Section 8(c), below)) in and to (i) all “Creations” (as that term is defined in Section 8(b), below), and (ii) all benefits, privileges, causes of action and remedies relating to the Creations, whether before or hereafter accrued (including, without limitation, the right of priority, the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Creation; and to settle and retain proceeds from any such actions). THIS SECTION 8(a) DOES NOT APPLY TO ANY CREATION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED TO THIS AGREEMENT AS EXHIBIT 1. I understand that nothing in this Agreement is intended to expand the scope of protection provided me by sections 2870 through 2872 of the California Labor Code. To the extent that any of the Creations constitute copyrightable subject matter, the Company and I desire such subject matter to be deemed a “work made for hire” as defined in the U.S. Copyright Act (17 U.S.C. section 101) authored and owned by the Company to the maximum extent permitted by law. To the extent that any such Creation is not so considered a “work made for hire” under applicable law or copyrightable subject matter, then such Creation will be deemed, upon creation, to be assigned to the Company automatically without further compensation or action by either myself or the Company, and I hereby assigned such Creation to the Company.

(b) Creations. As used in this Agreement, the term “Creations” includes, but is not limited to, creations, inventions, works of authorship, ideas, processes, technology, formulas, models, prototypes, drawings, flowcharts, software programs, writings, designs, discoveries, information, data, derivative works, modifications and improvements, trade secrets, technical know-how, knowledge, schematics, instruments, products, machinery, equipment, photographs, manuals, sketches, techniques, biological inventions, chemical inventions, mechanical inventions, compositions, notebooks, compilations, records, specifications, methods, patent disclosures, patent applications, lists, reports, surveys, or plans, whether or not patentable or reduced to practice and whether or not copyrightable, that relate in any manner to the actual or demonstrably anticipated business or research and development of the Company, any of its direct or indirect subsidiaries or the “Company’s Affiliates,” (as that term is defined in Section 8(b)(i), below) and that are made, created, authored, conceived, reduced to practice, or developed by me (either alone or jointly with others), or result from or are suggested by any work performed by me (either alone or jointly with others) for or on behalf of the Company or the Company’s Affiliates: (i) during the period of my employment with the Company, whether or not made, created, authored, conceived, or reduced to practice, or developed during regular business hours; or (ii) after termination of my employment if based on Proprietary Information. I agree that all such Creations are the sole property of the Company or any other entity designated by it, and, to the maximum extent permitted by applicable law, any copyrightable Creation will be deemed a work made for hire.

(i) Company’s Affiliates. As used in this Agreement, the term the “Company’s Affiliates” means any corporation, partnership, limited liability company, joint venture, or other entity of which an aggregate of twenty-five percent (25%) or more of the issued and outstanding capital stock or other equity interests is owned, directly or indirectly, by the Company that is engaged in a “Competitive Business” (as that term is defined in Section 11(a)(i), below); or.

(c) Intellectual Property Rights. As used in this Agreement, the term “Intellectual Property Rights” means and refers to any and all: (i) patents, patent applications, utility models, industrial rights and similar intellectual property rights registered or applied for in the United States and all other countries throughout the world (including all reissues, divisions, continuations, continuations-in-part, renewals extensions and reexaminations thereof and other applications, for example that claim priority thereto); (ii) rights in trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other countries throughout the world, including all registrations and applications for registration of the foregoing and all goodwill related thereto; (iii) copyrights (whether or not registered) and rights in works of authorship, databases and mask works, and registrations and applications for registration thereof in the United States and all other countries throughout the world, including all renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (iv) rights in trade secrets and other confidential information and know-how in the United States and all other countries throughout the world; (v) other intellectual property or proprietary rights in the United States and all other countries throughout the world, including all neighboring rights and sui generis rights; (vi) rights to apply for, file, register establish, maintain, extend or renew any of the foregoing, and all rights of priority; (vii) rights to enforce and protect any of the foregoing, including the right to bring legal actions for past, present and future infringement, misappropriation or other violations of any of the foregoing; and (viii) rights to transfer and grant licenses and other rights with respect to any of the foregoing, in the Company’s sole discretion and without a duty of accounting.

(d) License. If, under applicable law notwithstanding the foregoing, I retain any right, title or interest (including any Intellectual Property Right) with respect to any Creation, I hereby grant and agree to grant to the Company, without any limitations or additional remuneration, a worldwide, exclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Creation and I agree to not make any claim against the Company, any direct or indirect subsidiary of the Company or the Company’s Affiliates, the Company’s suppliers or customers with respect to such Creation.

(e) Disclosure. I agree to disclose promptly and fully in writing to my immediate supervisor at the Company, with a copy to the Chief Executive Officer of the Company and to hold in confidence for the sole right, benefit and use of Company, any and all Creations made, conceived and/or developed by me (either alone or jointly with others) during my employment with the Company, or within one (1) year after the termination of my employment if based on Proprietary Information. Such disclosure will be received and held in confidence by the Company. In addition, I agree to keep and maintain adequate and current written records on the development of all Creations made, conceived or developed by me (either alone or jointly with others) during my period of employment or during the one-year period following termination of my employment, which records will be available to and remain the ole property of the Company at all times.

(f) Assist with Registration. I agree that I will, at the Company’s request, promptly execute a written assignment of title for any Creation required to be assigned by this Section 8. I further agree to perform, both during my employment with the Company and after termination of my employment, all acts deemed necessary or desirable by the Company to assist it (at its expense) in obtaining and enforcing the full benefits enjoyment, rights and title throughout the world in the Creation assigned to the Company pursuant to this Section 8. Such act may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent copyright, or other right or protection relating to any Creation, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of it duly authorized officers and agents as my agent and attorney-in-fact, to undertake such acts in my name as if executed and delivered by me, and I waive and quitclaim to the Company any and all claims of any nature whatsoever that I may not have or may later have for infringement of any intellectual property rights in the Creations. The Company will compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance at any time following termination of my employment with the Company.

(g) Moral Rights. To the extent allowed by applicable law, the assignment of Creations includes to the maximum extent permitted by law, an assignment of all rights of paternity, integrity disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby waive and agree not to institute, support, maintain or permit any action or proceeding on the basis of, or otherwise assert, such Moral Rights. Without limiting the foregoing, I hereby authorize the Company to publish the Creations in the Company’s sole discretion with or without attributing any of the foregoing to me or identifying me in connection therewith and regardless of the effect on such Creations or my relationship thereto. I agree to ratify and consent to any action that may be taken or authorized by the Company with respect to such Creations, and I will confirm any such ratification and consents from time to time as requested by the Company.

(h) Employee Creation and Third Party Creations. I shall not, without prior written approval by the Company, make any disclosure to the Company of or incorporate into Company property or Company Creations any Creation owned by me or in which I have an interest (“Employee Creation”) or that is owned by a third party (“Third Party Creation”). If, in the course of my employment with the Company, I make any disclosure to the Company of or incorporate into Company property or Company Creation an Employee Creation, with or without Company approval, I hereby grant and agree to grant to the Company a worldwide, nonexclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Employee Creation and I agree to not make any claim against the Company or the Company’s Affiliates, the Company’s suppliers or the Company’s customers with respect to any such Employee Creation.

(i) Representations; Warranties and Covenants. I represent, warrant and covenant that: (i) I have the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (ii) any Creations that are copyrightable works are my original works of authorship; and (iii) neither the Creations nor any element thereof are subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments.

(j) Adequate Consideration. I acknowledge that the Creations and the associated Intellectual Property Rights may have substantial economic value, that any and all proceeds resulting from use and exploitation thereof shall belong solely to the Company, and that the salary and other compensation I receive from the Company for my employment with the Company and other consideration set forth in this Agreement includes fair and adequate consideration for all assignments, licenses and waivers hereunder.

9. Prior Creations. All creations, inventions, works of authorship, ideas, processes, technology, formulas, models, prototypes, drawings, flowcharts, software programs, writings, designs, discoveries, information, data, derivative works, modifications and improvements, trade secrets, technical know-how, knowledge, schematics, instruments, products, machinery, equipment, photographs, manuals, sketches, techniques, biological inventions, chemical inventions, mechanical inventions, compositions, notebooks, compilations, records, specifications, methods, patent disclosures, patent applications, lists, reports, surveys, or plans, whether or not patentable or reduced to practice and whether or not copyrightable, if any, that I made, conceived or developed (either alone or jointly with others) prior to my employment by the Company (collectively, “Prior Creations”) are excluded from the scope of this Agreement. Set forth on Schedule B attached hereto and made a part hereof is a complete list of all such Prior Creations that are owned by me, either alone or jointly with others. I represent and covenant that such list is complete, and I understand that by not listing any such thing I am acknowledging that such creation was not made, created, authored, conceived, reduced to practice, or developed before commencement of my employment with the Company. I agree to notify the Company in writing before I make any disclosure to, or perform any work on behalf of, the Company that appears to conflict with proprietary rights I claim in any Prior Creation. If I fail to give such notice, I agree that I will make no claim against the Company with respect to any such Prior Creation.

10. Confidential Information of Others. I will not use, disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information or material belonging to others, absent written consent from the third party and my supervisor at the Company, which comes into my knowledge or possession at any time, nor will I use any such information or material in the course of my employment with the Company. Additionally, I will not bring any confidential, proprietary or trade secret information or material belonging to others onto the Company’s premises or any computer or electronic storage device owned or used by the Company, absent written consent from the third party that owns the information or material and my supervisor at the Company. Except as disclosed on Schedule B to this Agreement, I have no other agreements or relationships with or commitments to any other person or entity that conflict with my obligations to the Company as an employee of the Company or under this Agreement, and I represent that my employment will not require me to violate any obligation to or confidence with another. In the event I believe that my work at the Company would make it difficult for me to not disclose to the Company any confidential, proprietary or trade secret information or materials belonging to others, I will immediately inform the Company’s Chief Executive Officer and my supervisor at the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with this Agreement.

11. Noncompetition and Nonsolicitation During Employment.

(a) Noncompetition. I agree that while employed by the Company, I will not — directly or indirectly—be employed by, perform services, work or otherwise engage in activities for a “Competitive Business” (as that term is defined in Section 11(a)(i), below) in any capacity that relate to any “Competitive Service” (as that term is defined in Section 11(a)(ii), below) anywhere the Company or the Company’s Affiliate is then marketing or selling an “Employee-Related Service” (as that term is defined in Section 11(a)(iii), below).

(i) Competitive Business. As used in this Agreement, the term “Competitive Business” means and refer to any Person (including, me), and any parent, subsidiary, partner, or affiliate of any Person, that engages in, or plans to become engaged in, the business of developing non-transgenic breeding technologies.

(ii) Competitive Service. As used in this Agreement, the term “Competitive Service” means and refers to any service or process that has been or is being developed, designed, produced, marketed, promoted, or sold by any Person other than the Company or the Company’s Affiliates that is the same or similar, performs any of the same or similar functions, may be substituted for, or is intended to be or is used for any of the same purposes as any “Employee-Related Service” (as that term is defined in Section 11(a)(iii), below).

(iii) Employee-Related Service. As used in this Agreement, the term “Employee-Related Service” means and refers to a service or process that has been or is being developed, designed, produced, marketed, promoted, or sold by me, the Company or the Company’s Affiliate that either: (x) relates to the service I perform as an employee for the Company—including, for example services I was involved in selling, marketing, or developing for the Company; or (y) I obtained Proprietary Information about or with respect to.

(b) Nonsolicitation of Restricted Customer. I agree that while employed by the Company I shall not—on behalf of a Competitive Business—directly or indirectly solicit, cause to be solicited, sell to, contact, do or otherwise attempt to do business with a “Restricted Customer” (as that term is defined in Section 11(b)(i), below) in connection with or relating to a Competitive Service. I understand and acknowledge that this Section 11(b) does not contain a geographic restriction and further agree that lack of such a restriction does not, in any way, render this section unreasonable, invalid, or unenforceable.

(i) Restricted Customer. As used in this Agreement, the term “Restricted Customer” mean and refer to any Person and any employee agent or representative that controlled, directed or influenced the purchasing decisions of any such Person: (i) to which I directly sold, negotiated the sales or promoted services on behalf of the Company or the

Company’s Affiliates; (ii) to which I directly marketed or provided support on behalf of the Company or the Company’s Affiliates; or (iii) about which I obtained Proprietary Information during my employment with the Company.

(c) Nonsolicitation of Employees. I agree that while employed by the Company, and for a period of twelve (12) months after the termination of my employment, regardless of the reason for the termination of my employment, I shall not directly or indirectly solicit, induce, recruit, or encourage any officer, director, employee, or independent contractor of the Company or the Company’s Affiliates that I had notice of or worked with during my employment with the Company to leave the Company or the Company’s Affiliate or terminate his or her relationship with the Company or the Company’s Affiliate.

(d) Disclosure. I agree that during the term of the restrictions in this Section 11, I shall promptly inform the Company in writing of the identity of any new employer, the job title of my new position and a description of any services to be rendered to that new employer, and I will communicate my obligations under this Agreement to each new employer, which shall include providing each new employer with a copy of this Agreement.

(e) Ancillary Promises and Agreements. The Company’s promises in and performance under Sections 5 and 6, above, give rise to the Company’s interest in enforcing my promises and agreements in this Section 11, and my promises and agreements in this Section 11 are designed to enforce my promises and agreements in Section 5 and 6, above.

12. Duty of Loyalty. I understand that my employment with the Company requires my full attention and effort. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, directly or indirectly engage in the planning, development or assistance of a Competitive Business on behalf of myself or my other Person.

13. Return of Materials; Termination. I hereby acknowledge and agree that all property, including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials hard copy or electronic) furnished to me or prepared by me in the course of or incident to my employment and all copies thereof, all equipment furnished to me in the course of or incident to my employment, and all Proprietary Information belonging to the Company will be promptly returned to the Company upon termination of my employment with the Company for any reason or at any other time at the Company’s request. Following my termination, I will not retain any written or other tangible material (hard copy or electronic) containing any Proprietary Information or information pertaining to any Creation. In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule C hereto and made a part hereof.

14. Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act or other federal or state law, and that I could face possible criminal and civil actions resulting in imprisonment and substantial monetary liability if I misappropriate the Company’s trade secrets. In addition, I acknowledge that it may be extremely difficult to measure in money the damage to the Company of any failure by me to comply with this Agreement, that the restrictions and obligations under this Agreement are material, and that, in the event of any failure, the Company could suffer irreparable harm and significant injury and may not have an adequate remedy at law or in damages. Therefore, I agree that if I breach any provision of this Agreement, the Company will be entitled to the issuance of an injunction or other restraining order or to the enforcement of other equitable remedies against me to compel performance of the term of this Agreement without the necessity of showing or proving it has sustained any actual damage. This will be in addition to any other remedies available to the Company in law or equity.

15. Miscellaneous Provisions.

(a) Application of this Agreement. I hereby agree that my obligations set forth in Sections 3 and 5 hereof and the definitions of Proprietary Information and Creations contained therein shall be equally applicable to Proprietary Information and Creations relating to any work performed. by me for the Company prior to the execution of this Agreement.

(b) Waiver of Limitations. I waive the benefit of any statute of limitations affecting my liability under this Agreement or the enforcement of the Agreement to the full extent permitted by law.

(c) No Waiver by Conduct or Prior Waiver. A party’s delay, failure or waiver of any right or remedy under this Agreement will not impair, preclude, cancel, waive or otherwise affect such right or remedy or any subsequent rights or remedies that may arise.

(d) General Provisions. This Agreement constitutes the entire agreement between the Company and me relating generally to the same subject matter, replaces any existing agreement entered into by me and the Company relating generally to the same subject matter, and may not be changed or modified, in whole or in part, except by written supplemental agreement signed by me and the Company. I agree that any subsequent change in my duties or compensation will not affect the validity or scope of this Agreement. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will not fail on account thereof but will otherwise remain in full force and effect. If any obligation in this Agreement is held to be too broad to be enforced, it will be construed to be enforceable to the full extent permitted by law. The obligations of this Agreement will continue beyond the termination of my employment and will be binding upon my heirs, executors, assigns, administrators, legal representatives and other successors in interest. This Agreement will inure to the benefit of the Company, its successors, assigns and affiliates. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflict of law rules. This Agreement may be signed in two counterparts, each of which will be deemed an original and both of which will constitute one agreement.

(e) No Bar on Whistleblowing. Nothing in this Agreement is intended to prohibit me from providing information to a governmental agency (Federal, State, or local) in support of my good faith and reasonable belief that the Company, its employees, officers, directors, and/or agents, has violated applicable governing law.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I UNDERSTAND THAT I AM AN AT-WILL EMPLOYEE, AND THAT MY EMPLOYMENT MAY BE TERMINATED AT ANY TIME WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE. I HAVE COMPLETELY NOTED ON SCHEDULE B TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT. I HAVE ALSO NOTED ON SCHEDULE B TO THIS AGREEMENT ANY AGREEMENT OR RELATIONSHIP WITH OR COMMITMENT TO ANY OTHER PERSON OR ENTITY THAT CONFLICTS WITH MY OBLIGATIONS AS AN EMPLOYEE OF THE COMPANY.

Date: Oct. 4, 2021	/s/ Rory B. Riggs
RORY B. RIGGS

SCHEDULE A

EXAMPLES OF PROPRIETARY INFORMATION

Proprietary Information includes, but is not limited to, any of the following types of information, ideas and materials:

any trade secret; technical know-how; information; data; knowledge; idea; design; formula; recipes; schematics; instrument; product; machinery; project; equipment; document; file; photograph; computer printout; drawing; manual; sketch or other visual representation; data processing or computer software technique, program or system; biological, chemical, mechanical or other invention; improvement; discovery; composition; process; part of a process; manufacturing technique; book; notebook; paper; compilation of information; record; specification; operating method; patent disclosure or patent application; list or other written record used in the Company’s business; information regarding the Company’s financial condition; employee personnel files and compensation and other terms of employment of the Company’s employees and consultants; names, practices, and account records of any customers or potential customers of the Company and it affiliates; information related to the provision of investment advice to clients; information related to the purchase or sale of securities; information, research, analysis or computer models used to determine whether to purchase, sell or hold securities; names, marketing methods, operating practice and related data regarding the Company’s existing and potential vendors, suppliers, distributors, joint venture partners, and affiliates; the marketing methods and plans of the Company and its affiliates, licensors and licensees and related data and prices at which the Company obtains or has obtained, or at which it sells or has sold, its products or services; research, development, manufacturing, transaction reports, historical reports, demographic or economic data and sales plans, costs and receipts of the Company; any information of the type described above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company; and any other information, ideas or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of the Company.

For the purposes of the above examples of Proprietary Information, “the Company” should be understood to include, without limitation, any person or entity owned by, controlled by or affiliated with Cibus Global, Ltd. and any other person or entity to whom or which Cibus Global, Ltd. owes a duty of confidentiality.

SCHEDULE B

PRIOR KNOWLEDGE OF PROPRIETARY INFORMATION;

PRIOR CREATIONS; PRIOR COMMITMENTS

A. 1.	EMPLOYEE’S DISCLOSURE OF PROPRIETARY INFORMATION

B.

Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of the Company, other than information I have learned from the Company in the course of being hired (Check here                     if continued on additional attached sheets):

C. 2.	EMPLOYEE’S DISCLOSURE OF PRIOR CREATIONS

The following information is provided in accordance with Paragraph 6 of the Company’s Employee Proprietary Information and Inventions Agreement (the “Agreement”) executed by me.

I have made no inventions, discoveries or improvements prior to my employment with the Company that are owned by me, either alone or jointly with others.

or

The following is a complete and current list of all inventions, discoveries, improvements I have made, conceived, or first reduced to practice prior to my employment with the Company, that are owned by me, alone or jointly with others, which I desire to remove from the operation of the Agreement. (Check here                     if continued on additional attached sheets.)

D. 3.	EMPLOYEE’S DISCLOSURE OF CONFLICTING AGREEMENTS

The following information is provided in accordance with Paragraph 7 of the Agreement:

I am not party to any agreement or relationships with or commitments to any other person or entity that conflict with my obligations as an employee of the Company or under the Agreement.

The following is a complete and current list of all agreements or relationships with or commitments to any other person or entity that conflict with my obligations as an employee of the Company under the Agreement. (Check here                      if continued on additional attached sheets.)

Date: Oct. 4, 2021	Rory Riggs
Employee Name

/s/ Rory Riggs
Employee Signature

SCHEDULE C

TERMINATION CERTIFICATE CONCERNING

COMPANY’S PROPRIETARY INFORMATION AND CREATIONS

This is to certify that I have returned all property of Cibus Global, Ltd. (the “Company”), including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement (the “Agreement”) signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any idea, process, invention, technology, writing, program, design, formula, discovery, patent, copyright, or trademark, or any improvement, rights, or claims related to any and all Creations, conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company, including, without limitation , any person or entity owned by, controlled by or affiliated with the Company. This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.

On termination of my employment with the Company, I will be employed by [Name of New Employer] [in the                      division] and I will be working in connection with the following projects:

[generally describe the projects]

EXHIBIT 1

CALIFORNIA LABOR CODE

SECTION 2870-2872

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.